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--------                 UNITED STATES SECURITIES AND EXCHANGE COMMISSION                   ---------------------------
FORM 5                                 WASHINGTON, D.C. 20549                               OMB APPROVAL
--------                                                                                    ---------------------------

/ / CHECK BOX IF NO LONGER        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP       OMB NUMBER:   3235-0362
    SUBJECT TO SECTION 16.                                                                  EXPIRES: SEPTEMBER 30, 1998
    FORM 4 OR FORM 5 OBLI-      Filed pursuant to Section 16(a) of the Public Utility       ESTIMATED AVERAGE BURDEN
    GATIONS MAY CONTINUE.       Holding Company Act of 1935 or Section 30(f) of the         HOURS PER RESPONSE...1.0
    SEE INSTRUCTION 1(B).                  Investment Company Act of 1940
/ / FORM 3 HOLDINGS REPORTED
/ / FORM 4 TRANSACTION REPORTED
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1. Name and address of Reporting Person     2. Issuer Name and Ticket or Trading Symbol     6. Relationship of Reporting Person(s)
                                                                                               to Issuer (Check all applicable)
                                                                                               Director     10% Owner

                                                                                             X            ---
Walton III William H     Corporate Office Properties Trust                                  ---
---------------------------------------------------------                                       Officer (give     Other (specify
(Last) (First) (Middle)                     3. IRS or Social Security     4. Statement for  ---          title ---         below)
                                               Number of Reporting           Month/Year                  below)
                                               Person (Voluntary)                                   ---------------------
599 Lexington Ave, Suite 3800                                      12/98
-----------------------------                                  -------------------------------------------------------------------
        (Street)                                                5. If Amendment,        7. Individual or Joint/Group Reporting
                                                                   Date of Original           (check applicable line)
                                                                    (Month/Year)          X  Form Filed by One Reporting Person
                                                                                         ---

                                                                                             Form Filed by More than One Reporting
New York       NY      10022                                                             --- Person
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(City)      (State)    (Zip)       TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1. Title of Security    2. Trans-      3. Trans-        4. Securities acquired (A)  5. Amount of     6. Owner-    7. Nature of
   (Instr. 3)              action         action           Disposed of (D)             Securities       ship         Indirect
                           Date           Code             (Instr. 3,4 and 6)          Beneficially     Form:        Beneficial
                                          (Instr. B)                                   Owned at and     Direct       Ownership
                           (Month/                                                     end of           (D) or       (Instr. 4)
                            Day/                       -----------------------------   Issuer's         Indirect
                            Year)                      Amount   (A)  or Price          Fiscal Year      (I)
                                                                (D)                    (Instr. 3        (Instr.
                                                                                            and 4)      4)
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NONE
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*If the form is filed by more than one reporting person, see instruction 4(b)(v).                                            (Over)
                                                                                                                    SEC 2270 (7/97)
                  POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION
                  CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS
                  A CURRENTLY VALID OMB CONTROL NUMBER.

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FORM 5 (CONTINUED)           TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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
1. Title of Derivative    2. Conver-      3. Trans-        4. Trans-     5. Number of              6. Date Exercisable
   Security (Instr. 3)       sion of         action           action        Derivative                and Expiration
                             Exercise        Date             Code          Securities                Date
                             Price of        (Month/          (Instr. 8)    Acquired                  Month/Day/
                             Deriv-          (Day/                          (A) or                    Year)
                             ative           Year)                          Disposed of
                             Security                                       (D)
                                                                            (Instr. 3, 4, and 5)

                                                                                                  ----------------------

                                                                                                  Date         Expir-
                                                                          -------------------     Exer-        ation
                                                                                                  cisable      Date
                                                                             (A)     (D)
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SHARE OPTIONS(Right to Buy)  $ 7.59         10/24/97           A            2,500                 10/24/98     10/23/07
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SHARE OPTIONS(Right to Buy)  $12.25         3/12/98            A            5,000                 3/12/99      3/11/08
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
7. Title and Amount of     8. Price of      9. Number of        10. Ownership         11. Nature of
   Underlying Securities      Derivative       Derivative           of Derivative         Indirect
   (Instr. 3 and 4)           Security         Securities           Security:             Beneficial
                              (Instr. 5)       Beneficially          Direct (D) or        Ownership
                                               Owned at             Indirect (I)          (Instr. 4)
--------------------------                     End of Year          (Instr. 4)
                Amount or                      (Instr. 4)
Title           Number of
                Shares
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COMMON SHARES   2,500                                                 D*                      *
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COMMON SHARES   5,000                         7,500                   D*                      *
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Explanation of Responses:

*The Reporting Person received these shares pursuant to a grant of Director's options and has assigned certain rights of beneficial ownership of such options to Westbrook Real Estate Co-investment Partnership I,L.P and Westbrook Real Estate Fund I,L.P pursuant to a separate agreement. The reporting person disclaims beneficial ownership of the shares.

                                  /s/ William H. Walton III        4/1/99
                                  ---------------------------------------
**Intentional misstatements      **Signature of Reporting Person    Date
or omissions of facts
constitute Federal Criminal
Violations. See 18 U.S.C. 1001
and 15 U.S.C. 75ff (a).

Note: File three copies of this Form, one of which must be mutually signed, If space provided is insufficient, SEE Instruction 8 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.


                                                             SEC 2270 (7-97)